UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2026

T3 DEFENSE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39341	38-3912845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

575 Fifth Avenue, 14th Floor

New York, New York 10017

(Address of principal executive offices)

212-791-4663

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	DFNS	The Nasdaq Stock Market LLC

Warrants, each warrant exercisable for one Share of Common Stock for $11,500.00 per share	DFNSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 20, 2026, T3 Defense Inc., a Delaware corporation (the “Company”) received a notice (the “Notification Letter”) from the Listing Qualifications Department (the "Staff") of The Nasdaq Stock Market, LLC ("Nasdaq") notifying the Company that it is not in compliance with the minimum stockholders' equity requirement set forth in Nasdaq Listing Rule 5450(b)(1)(A) for continued listing on The Nasdaq Global Market, and, as of the date of the Notification Letter, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations (together with the stockholders’ equity requirement, the “Listing Rule”). Nasdaq Listing Rule 5450(b)(1)(A) requires listed securities to maintain a minimum stockholders' equity of $10,000,000. Based on the stockholders' equity reported in the Form 10-Q for the period ended June 30, 2026, the Company no longer meets the minimum stockholders' equity requirement.

Management believes that the reduction in stockholders' equity of $42,523,000 as of March 31, 2026 to negative $19,659,000 as of June 30, 2026 is a result of the outstanding warrants associated with the $10 million February 2026 private placement.

The entire placement proceeds were allocated to the Common Warrants liability. Accordingly, for the six and three months ended June 30, 2026, the Company recognized a loss from the change in fair value of the Common Warrant liability of approximately $98,958 thousand and $80,884 thousand, respectively, representing the increase in fair value from approximately $25,429 thousand at initial recognition to approximately $124,387 thousand as of June 30, 2026 and $43,503 thousand as of March 31, 2026.

The Notification Letter provides that the Company has 45 calendar days, or until October 5, 2026, to submit a plan to regain compliance. If the plan is accepted, the Staff may grant the Company an extension period of up to 180 calendar days from the date of the Notification Letter to evidence compliance. If Nasdaq does not accept the plan, the Company may appeal the decision to a hearings panel.

The Notification Letter has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Global Market and, at this time, the common stock will continue to trade on The Nasdaq Global Market under the symbol “DFNS.” The Company intends to timely submit a plan to regain compliance. The Company is currently evaluating its options for regaining compliance. There can be no assurance that the Staff will accept the Company’s plan to regain compliance with the Listing Rule or, if accepted, that the Company will evidence compliance with the Listing Rule during any extension period that the Staff may grant. If the Staff does not accept the Company’s plan or if the Company is unable to regain compliance within any extension period granted by the Staff, the Staff would be required to issue a delisting determination. The Company would at that time be entitled to request a hearing before a Nasdaq Hearings Panel to present its plan to regain compliance and to request a further extension period to regain compliance. The request for a hearing would stay any delisting action by the Staff.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T3 DEFENSE INC.

Date: August 20, 2026	By:	/s/ Menachem Shalom
	Name:	Menachem Shalom
	Title:	Chief Executive Officer

2